May 29, 2024
Scott Haralson:
Dear Scott:
I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) for the position of Executive Vice President – Chief Financial Officer of Hertz and Hertz Global Holdings, Inc. (“HGH”), starting on June 17, 2024 (the “Start Date”). This position will report directly to Gil West, Chief Executive Officer, and will be based out of Estero, FL. Your base salary, paid on a bi-weekly basis, will be $28,846.15 which equates to an annualized salary of $750,000. This offer is contingent upon verification of your education and previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, and agreement to enter into and signing Hertz’s Employee Confidentiality & Non-Competition Agreement in the form attached hereto as Exhibit A and any applicable acknowledgement of clawback policies.
Signing Bonus:
You will receive a one-time cash sign-on bonus in the amount of $500,000 less applicable taxes on the first pay period following 30 days of employment. Should your employment end for any reason other than a Good Leaver Termination (as defined on Exhibit B) within 12 months of your Start Date, you agree to pay back 100% of this sign-on bonus. Should your employment end for any reason other than a Good Leaver Termination between twelve and twenty-four months of your Start Date you will be required to pay back 50% of this sign-on bonus.
Annual Bonus:
You shall participate in the Company’s annual cash bonus plan as may be in effect from time to time for the Company’s senior executives, with a target annual cash bonus of 100% of your base annual salary (the “Target Bonus”), currently the Hertz Executive Incentive Compensation Plan: Corporate – Global (the “EICP”). An actual annual cash bonus award, if any, will be earned based on the achievement of the applicable performance metrics established for the applicable calendar year pursuant to the applicable plan (and paid in the calendar year following the applicable performance year at the same time that annual bonuses are paid to other senior executives of the Company). Your 2024 annual cash bonus award will be made in accordance with the terms of the EICP, provided that your award will be prorated for actual days worked in 2024. Details of this plan will be provided to you upon commencement of your employment.
Sign-On Equity:
You will be granted sign-on equity with a value of $7,500,000, which will constitute your annual equity award for the Company’s 2024 fiscal year, as follows:
1.A Restricted Stock Unit (RSU) award under the 2021 Omnibus Plan (as defined below) with a value of $3,750,000 (the “Sign-On RSU Award”). The Sign-On RSU Award will be granted on or promptly following your Start Date. The number of shares underlying the Sign-On RSU Award will be calculated by dividing $3,750,000 by the closing market price of HGH’s common stock on the day of the grant. Subject to your continued employment

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Scott Haralson

through the applicable vesting date, one-third of this award will vest on the one-year anniversary following the grant date, and the final two-thirds of the award will vest ratably on the second and third anniversaries of the grant date, respectively. The Sign-On RSU Award will be subject to the terms and conditions of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) and HGH’s standard Form of Restricted Stock Unit Agreement issued thereunder, with Section 2(b)(i) modified to provide that (x) upon a Good Leaver Termination (as defined on Exhibit B) absent a Change in Control (as defined in the 2021 Omnibus Plan), you will immediately vest in the next installment of the Sign-On RSU Award scheduled to vest following your date of termination (and the Restriction Period (as defined in the 2021 Omnibus Plan) with respect to such installment shall lapse), and (y) upon a Good Leaver Termination upon or within 2 years following a Change in Control (as defined in the 2021 Omnibus Plan) the Sign-On RSU Award shall vest in full (and the Restriction Period shall lapse in full) immediately upon the Good Leaver Termination. Materials and details regarding the 2021 Omnibus Plan will be sent to you under separate cover.

2.A Performance Stock Unit (PSU) award under the 2021 Omnibus Plan with a value of $3,750,000 (the “Sign-On PSU Award”). The Sign-On PSU Award will be granted on or promptly following your Start Date. The number of shares underlying the Sign-On PSU Award will be calculated by dividing $3,750,000 by the closing market price of HGH’s common stock on the day of the grant. The Sign-On PSU Award is subject to time and performance vesting, with a time vesting period of three years from the grant date on the same schedule as the Sign-On RSU Award. Performance vests as set forth on Exhibit C. The Sign-On PSU Award will be subject to the 2021 Omnibus Plan and HGH’s standard Form of Performance Stock Unit Agreement issued thereunder, with Section 2(d)(i) modified to provide that (x) upon a Good Leaver Termination absent a Change in Control, you will immediately time vest in the next installment of the Sign-On PSU Award scheduled to vest following your date of termination, and (y) upon a Good Leaver Termination upon or within 2 years following a Change in Control, time vesting of the Sign-On PSU Award shall accelerate fully and performance shall vest based solely on the value of HGH’s stock as of the date of the Change in Control.
For the sake of clarity, you will not be eligible for any additional equity award in 2024.
The Sign-On RSU Award and Sign-On PSU Award will be settled in shares and not in cash and will be settled as soon as administratively feasible after satisfaction of the applicable vesting criteria.
Except as otherwise provided herein, the value of your sign-on equity will not be used as the basis for reducing either your targeted award value or actual award value made by the Compensation Committee pursuant to the long-term incentive program.
Annual Equity Awards:
Commencing in fiscal year 2025, you will be eligible to participate in our long-term incentive program with an annual targeted award value of $2,500,000. The program currently includes a grant of RSUs (50% of the total value) and PSUs (50% of the total value), each of which vest over a three-year period. Annual awards will be made at the same time and on the same terms and conditions as annual equity awards are granted to other named executive officers of the Company generally.

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Scott Haralson

Annual equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion; provided, that the Company shall recommend to the Compensation Committee that your fiscal year 2025 annual equity award shall have a grant date fair value of no less than $2,500,000. Grants are made in accordance with the 2021 Omnibus Plan (or its successor) and the award agreements adopted thereunder.
Company Vehicle; Vacation:
You will be eligible for a Company-provided vehicle for your personal and professional use, with income imputed for the value of your personal use. The service vehicle policy and vehicle choice guidance will be provided to you upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify, or rescind the policy at any time and for any reason.
You will be eligible for four weeks’ paid vacation per the terms and conditions of The Hertz Corporation vacation policy.
Severance:
You will be a participant in any severance plan that is in existence and applicable to executive officers of the Company (other than the Chief Executive Officer) from time to time.

If your employment with the Company and its affiliates is terminated without Cause (as defined on Exhibit B), or if you terminate your employment for Good Reason (as defined on Exhibit B), and provided you sign and do not timely revoke a release of claims (a “Release”) substantially in the form attached hereto as Exhibit D (which has become fully effective and irrevocable by its terms within 60 days following your termination (the “Release Period”)), you will be entitled to the greater of the separation benefits for which you are eligible under the severance plan applicable to you as of the termination of your employment and the following separation benefits: (i) payment of 1.5 times the sum of your (x) base annual salary, and (y) Target Bonus, in each case as in effect on the date of your termination (but without giving effect to any reductions that gave, or would give, rise to Good Reason), paid in 36 equal bi-weekly installments on the Company’s regular payroll cycles, beginning on the first regular payroll date that follows the date that the Release has become fully effective and irrevocable in accordance with its terms; (ii) payment of a pro rata portion of the annual bonus that would have been payable to you, if any, based on actual achievement of performance metrics for the entire plan year (as determined on a basis consistent with the determinations made for other similarly situated senior executive officers of the Company for such calendar year), with such proration based on the number of days of the applicable calendar year you were employed prior to the date of termination divided by 365, and paid at the same time as such bonuses are otherwise generally paid to the Company’s executives, and in any event no later than March 15 of the year following the end of the applicable performance period; (iii) payment of up to $25,000 for executive outplacement services; and (iv) the Company will provide you (and your eligible dependents) with continued medical, health, dental, vision, and accident insurance coverage at the same level and same cost to you in effect as of your date of termination, for 18 months.

For the avoidance of doubt, you shall not be eligible for any severance payments or benefits under any other severance plan or program of the Company (or HGH) that are duplicative of any of the amounts described in the preceding paragraph.

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Scott Haralson

Upon any termination of your employment, you shall be paid or provided any then-accrued but unpaid base salary and reimbursable business expenses in accordance with the applicable Hertz expense reimbursement policy, as well as any accrued but unpaid vacation in accordance with the Hertz vacation policy. In addition, any rights or benefits that are earned and vested shall be paid or provided to you in accordance with the terms of the applicable benefit plan or program (including, without limitation, the 2021 Omnibus Plan (or its successor) and any award agreements issued thereunder).
Relocation Assistance:
You are eligible for relocation assistance in the form of a net cash, after tax payment of $100,000 (that is, with the payment “grossed up” for taxes such that, after payment of applicable taxes, you retain $100,000) plus the movement of your household goods. The relocation payment will be made at the same time as your sign-on bonus described above. This award may be used at your discretion for your travel, temporary living and/or other expenses. Please note that if your employment ends for any reason other than a Good Leaver Termination within 12 months of your Start Date, you will be required to reimburse the Company for 100% of the relocation assistance, and if your employment ends for any reason other than a Good Leaver Termination between twelve and twenty-four months of your Start Date, you will be required to reimburse the Company for 50% of the relocation assistance. The terms and conditions of this relocation assistance, including but not limited to the repayment obligations as described in this paragraph, will be provided to you in a separate relocation agreement upon initiation of your relocation. Execution of that agreement will be required prior to receiving any relocation assistance.
Other Benefits:
Hertz shall provide you with the opportunity to participate in our Custom Benefits Program, as well as other benefits and perquisites that we may offer from time to time, in each case on the same terms and conditions as are available to similarly situated senior executives of the Company. This benefits program offers you numerous coverage options for:
    Medical              Accidental Death and Dismemberment
    Dental             Disability
    Vision              Dependent Care Flexible Spending Account
    Life Insurance             Health Care Flexible Spending Account
    Dependent Life Insurance
You choose when you want coverage to begin:
Standard benefits coverage begins the first day of the month following sixty (60) consecutive days of employment.
Day One Coverage begins on day one – your Start Date. If you choose to elect Day One Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums for the applicable benefits until the Hertz premium subsidy starts on the first day of the month following 30 days of employment.

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Scott Haralson

Go to HertzBenefits.com to Get Connected and learn more. You can find videos, FAQs, an enrollment calculator, and more.
Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k) (the “401k Plan”) on the first day of the month following 30 days of employment. In accordance with the 401k Plan document, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation (as defined in the 401k Plan) you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when you’re eligible to contribute to the 401(k), and you’re always 100% vested in the contributions you and the Company make to the 401k Plan, and any related investment earnings.
In addition to the above, the Company shall pay your reasonable costs of legal counsel incurred in connection with the negotiation and preparation of this offer letter and documents ancillary thereto, up to a maximum amount of $20,000.
Indemnification:
The Company will provide you the same directors’ and officers’ indemnification insurance coverage and other indemnification that it provides, in accordance with its By Laws, to other senior executive officers generally.
Section 280G; Section 409A:
Notwithstanding anything in this offer letter or any other plan or arrangement to the contrary, if any of the payments or benefits to be provided by HGH, the Company, or any of their affiliates to you (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”), within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law (collectively, the “Excise Tax”), then prior to making the Covered Payments, the Company shall cause a calculation to be made comparing (i) the present value of the Covered Payments net of all federal, state, local, and non-U.S. taxes after payment of the Excise Tax, and (ii) the present value of the Covered Payments net of all federal, state, local, and non-U.S. taxes if the Covered Payments are reduced to the extent necessary to avoid application of the Excise Tax. If, and only if, the amount described in the preceding clause (i) is less than the amount described in the preceding clause (ii), the Covered Payments shall be reduced to the minimum extent necessary to avoid application of the Excise Tax, in a manner that maximizes your economic position and in all cases in a manner consistent with the requirements of Section 409A of the Code. In applying this principle, where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). The Company shall bear all costs and expenses related to the preparation of any calculations required to comply with this paragraph.
It is intended that payments and benefits pursuant to this offer letter shall be exempt from, or compliant with, the requirements of Section 409A of the Code, and this letter shall be interpreted and construed in accordance with the foregoing. For purposes of Section 409A of the Code, each payment (including any payment or installment in a series of payments or installments) shall be treated as a “separate payment.” Any payment or benefit to be paid or provided upon your termination of employment (or term of similar meaning) shall only be made upon a “separation from service” within the meaning of Section 409A of the Code to the extent

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necessary to avoid the imposition of additional taxes, penalties, or interest pursuant to Section 409A. If you are considered a “specified employee” within the meaning of and for purposes of Section 409A of the Code, any payment that would otherwise be due to you within the six-month period following your “separation from service” shall be delayed and paid to you on the first business day of the seventh month that follows such “separation from service” (or, if earlier, the date of your death), to the extent necessary to avoid the imposition of additional taxes, penalties, or interest pursuant to Section 409A.
General:
Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation or other benefits described herein (including the settlement of any equity awards) are subject to the terms and conditions of Hertz’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which shares of Hertz common stock may be traded) (collectively, the “Compensation Recovery Policy”), and by accepting the terms and conditions of employment, you acknowledge and agree that you consent to be bound by the terms of this letter, including its clawback provisions (and consent to fully cooperate with the Company in connection with any of your obligations pursuant to the letter and its clawback provisions).
The following obligations are fundamental terms and conditions of your employment (the “Obligations”):
(i) You represent and warrant that you have not and will not disclose to Hertz any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.
(ii) You have provided and must provide to the Company before your employment begins any Confidentiality, Non-Competition and/or Non-Solicitation agreement you have with any third party, including but not limited to any current or former employer, that is in effect as of the date of this letter (which, for the avoidance of doubt, may be redacted to omit any confidential information or trade secrets).
(iii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.
(iv) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents, information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents or information, whether electronic or otherwise, from such third party and that you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

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(v) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).
(vi) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.
(vii) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company (except that, the terms of the Employee Confidentiality & Non-Competition Agreement notwithstanding, you shall be permitted to retain a copy of your “rolodex” or other contact information, whether in physical or electronic form (including, without limitation, your “Microsoft Outlook” address book)).
(viii) You agree that in the event of litigation seeking injunctive relief to enforce any of the Obligations, or over an alleged breach of any of the Obligations, or over an alleged breach of the Employee Confidentiality & Non-Competition Agreement, the prevailing party in such litigation will be entitled to an award of its reasonable attorney’s fees and costs incurred in such litigation. For the avoidance of doubt, the non-solicitation provisions of the Employee Confidentiality & Non-Competition Agreement shall not be deemed breached (x) solely by placing a general advertisement that is not targeted at any of the individuals covered by the non-solicitation provisions, or (y) by providing a reference for an employee.
(ix) You agree that any disputes over the Obligations and your employment with Hertz shall be governed by Florida law, shall be resolved in a Florida State Court or in a federal Court located in Florida, and may be enforced by the Company or its successors or assigns.
The Obligations will survive and continue in full force and effect following the commencement of your employment with the Company.
Per Hertz’s standard policy, this letter is not intended as, nor should it be considered as, an employment contract for a definite or indefinite period. Employment with Hertz is at will, and either you or the Company may terminate the employment at any time, with or without Cause. In addition, by signing this letter, you acknowledge that this letter, together with the Employee Confidentiality & Non-Competition Agreement, sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. This letter (including any exhibits) may only be amended in a signed writing executed by the parties hereto.
Your Human Resources contact is Eric Leef; Eric is available to answer any questions you may have.

/s/ Wayne Gilbert West
Gil West
Chief Executive Officer

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Scott Haralson

ACCEPTANCE
I, Scott Haralson, have read, understand, and, having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter, and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement and any acknowledgement of clawback policies.

/s/ Scott Haralson	29 May 2024
Signature	Date

Scott Haralson
Printed Name

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Scott Haralson

EXHIBIT A
Confidentiality and Non-Competition Agreement
See attached.

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EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

    This Employee Confidentiality and Non-Competition Agreement (the “Agreement”)

    made as of 29 May 2024, by and between Hertz Global Holdings, Inc., The Hertz

    Corporation, a Delaware corporation, with offices at 8501 Williams Road, Estero, Florida

    (hereinafter “Hertz” or “the Company”), duly acting under authority of its officers and directors on the one hand, and Scott Haralson, (the “Employee”), on the other hand.

    RECITALS

        The Company desires to enter into or continue an employer-employee relationship with the

    Employee, as applicable,     and the Employee desires to enter into or continue an employer-employee

    Relationship with the Company, as applicable, on and to be bound by the terms and conditions contained herein.

    NOW, THEREFORE, in consideration of the compensation and other benefits of the

    Employee’s employment and continued employment with the Company, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition of employment or continued employment by the Company, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    RELATIONSHIP: AT WILL EMPLOYMENT

    The Company hereby agrees to employ or continue to employee, as applicable, the Employee as Executive Vice President – Chief Financial Officer. The Employee specifically acknowledges that his employment with the Company is and will be “at will” and that, consequently, either the Employee or the Company may terminate the employer‑employee relationship at any time, for any reason or for no reason at all, subject to the continuing obligations of the Employee as set forth in

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Section 3 of this Agreement.
        2.    DUTIES

    The Employee shall serve as Executive Vice President – Chief Financial Officer, and will, honestly and to the best of his ability perform the duties of Executive Vice President – Chief Financial Officer.

    The Employee’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions within the Company.

        3.    CONFIDENTIALITY; UNFAIR COMPETITION

            (a)    The Employee recognizes and acknowledges that the business of the Company is highly competitive and that during the course of his relationship with the Company he will have access to significant proprietary and confidential information belonging to the Company. The

    Employee therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, he will not use or disclose (other than in furtherance of Company’s business interests during the term of this Agreement and as authorized by the Company) any confidential proprietary information of the Company, including, but not limited to, customer and supplier lists, customer or prospect information, pricing information, business plans, business development plans or other strategic plans or information, sales and marketing information,

    patents, patent rights, inventions, trademark or trade name rights, copyrights and other intellectual property rights, techniques, know-how and trade secret information, plans or information regarding the Company’s future products and services and other business and financial information of or relating to the Company or its customers. The Employee shall retain all such information in trust for the sole benefit of the Company. The Employee agrees that the

    Company has expended considerable time, effort and expense in assembling and maintaining such information and that such information constitutes both (i) trade secret and/or confidential

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    and proprietary information of the Company and (ii) part of the Company’s goodwill.

            (b)    During the term of this Agreement and Employee’s employment by the Company,

    and for a period of one year after the termination of Employee’s employment with the Company,

    whether said termination was voluntary or involuntary, except as provided in section 3(h), the

    Employee shall not, without the prior written consent of the Company, directly or indirectly,

    whether as a principal, agent, officer, director, partner, employee, consultant, independent contractor or in any other capacity whatsoever, alone or in association with any other person,

    carry on, or be engaged, concerned or take part in, or render services or assistance to, or own,

    share in the earnings of, or invest in the stocks, bonds or other securities of any business, firm,

    corporation or institution that is directly or indirectly in competition with the Company. An individual or entity will be presumed to be in competition with the Company if the individual or entity markets, sells, produces, renders or distributes the same or similar types or kinds of products and/or services as those marketed, sold, produced, rendered or distributed or which were in research and development by the Company at any point during the term of this

    Agreement. The foregoing restriction will not preclude the Employee from owning up to 1% of the stock of a publicly traded company or from engaging in competitive business activities which do not otherwise violate the terms and conditions of subsection (a) or subsection (c) of this

    Agreement.

        For purposes of this Agreement the phrase “competition with the Company” and

    “competitor” shall be defined as: (1) the Avis Budget Group, Enterprise, Vanguard, Advantage,

    Payless, ZipCar, Sixt, Courier Car Rentals, Edge Care Rentals, Midway Fleet Leasing, (2) any

    company or entity engaged in the business of car sharing or car rental; (3) any company or entity that markets, sells, produces, renders or distributes the same or similar types or kinds of

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    products and/or services as Company, including but not limited to car rental, leasing and/or sharing and (4) any successors of the aforementioned.

        (c)    During the term of this Agreement, and for a period of one year following the termination of the Employee’s employment with the Company, whether said termination was voluntary or involuntary, the Employee shall not, as a principal, proprietor, director, officer, partner,

    shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity other than the Company, directly or indirectly:

                (i)    Solicit or attempt to solicit any competitive business as described above from any customer or prospective customer of the Company whom the Employee came to know, came to service, or came to learn the identity of during course of the Employee’s relationship with the

    Company;

                (ii)    Solicit or induce or attempt to solicit or induce any person who is employed by the Company to leave the Company; or

                (iii)    Aid, assist or counsel any other person, firm, corporation, entity or the like to do any of the above.

            (d)    All written materials, records and documents made by the Employee or coming into the Employee’s possession during the term of this Agreement concerning the business or affairs of the Company, together with all intellectual and industrial property rights attached thereto, shall be the sole property of the Company; and, upon termination of the Employee’s employment and/or this Agreement or at the request of the Company at any time, the Employee shall promptly deliver all such materials and information in his possession or control to the Company.

            (e)    In view of the services which the Employee will perform for the Company, which

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    services are special, unique and extraordinary in character and which will place the Employee in a position of confidence and trust with customers of the Company and will provide the Employee with access to confidential and proprietary financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company, the Employee expressly acknowledges that the restrictive covenants set forth in this Section 3 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the

    Company and that the enforcement of such restrictive covenants will not prevent the Employee from earning a livelihood or impose any undue burden on the Employee or his family. The

    Employee further acknowledges that the remedy at law for any breach or threatened breach of this Section 3 by him, if such breach or threatened breach is held by the Court to exist, will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies,

    be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the remedies available at law. In addition, in the event a Court determines that there has been a breach or threatened breach or repudiation of Section 3 of this

    Agreement by the Employee, the Employee agrees that, in addition to injunctive relief and monetary damages, the Company shall be entitled to recover from the Employee its reasonable attorneys’ fees and costs in obtaining any restraining order, preliminary or permanent injunction or any monetary judgment against the Employee.

            (f)    If any portion of the provisions of this Section 3 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the Court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Company as permitted by law, and, as so modified, said provision shall

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    then be enforceable.

            (g)    The period of time during which the provisions of this Section 3 shall apply shall be extended by the length of time during which the Employee is deemed to be in breach of any of the terms of this Section 3.

            (h)    Notwithstanding the foregoing, in the event Employee is involuntarily laid off from the position such that eligibility for severance per Hertz Procedure 2-30 or any other applicable severance plan is triggered, the competitive restrictions of this agreement shall not apply.

        4.    WAIVER OF JURY TRIAL. The Employee EXPRESSLY waives a trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by the Company against the Employee for injunctive relief or for specific performance of any obligation set forth in this Agreement.

        5.    MISCELLANEOUS.

            (a)    Governing Law, Forum Selection and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principals thereof. The Employee and the Company hereby agree that any action initiated by or on behalf of either party seeking to interpret or enforce the terms of this

    Agreement shall only be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee

    County, Florida or the United States District Court for the Middle District of Florida. The parties consent to the exclusive jurisdiction and venue of said Courts and waive any challenge to personal jurisdiction.

            (b)    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or

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    unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

            (c)    Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings oral or written between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

            (d)    Amendment. This Agreement may not be cancelled, changed, modified or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in written instrument signed by the Company and the Employee. A provision of this Agreement may be waived only by written instrument signed by the party against whom or which enforcement of such waiver is sought.

            (e)    Headings. The headings contained in this Agreement are for reference purposes only,

    and shall not affect the meaning or interpretation of this Agreement.

            (f)    Notice. All notices, requests, demands or other communications to the Company and/or the Employee under or relating to this Agreement shall be in writing to the address listed on the first page of this Agreement or the Employee’s address of record with the Employer, respectively.

    Notice shall be duly given if in writing and delivered by hand or mailed by first class, registered mail,

    return-receipt requested, with postage and registry fees pre-paid.

            (g)    No Prior Non-Compete or Employment Agreement. The Employee represents and warrants that he is not presently subject to any non-compete, restrictive covenant or like agreement that will preclude him from employment with the Company or in any away limit him in performing any

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    obligations under this Agreement. The Employee agrees and acknowledges that if he is subject to any such non-compete, restrictive covenant or other agreement, the Company will have no obligation to perform its duties under this Agreement or to continue employment.

            (h)    Interpretation and Construction. The parties agree that this Agreement shall be construed in favor of providing all reasonable protection to the legitimate business interests of the Company. The parties further agree that, in interpreting and enforcing this Agreement, the court shall not employ any rule of contract construction that requires the court to construe narrowly against the drafter of the Agreement and shall consider the Agreement as if each party participated equally in its preparation.

            (i)    Survival. The Employee’s obligations as set forth in Section 3 represent independent covenants by which the Employee is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this

    Agreement.

            (j)    The Employee acknowledges that he has read this Agreement, that he was given sufficient time and opportunity to review it and to consult an attorney regarding its terms and conditions,

    and that the Company has recommended to the Employee that he consult an attorney prior to execution of this Agreement. The Employee further acknowledges that, pursuant to Section 1,

    this Agreement does not alter the Employee’s status as an employee-at-will or in any way limit the Company’s right to terminate the employment relationship at any time. The Employee further acknowledges and agrees that the restrictions on competition set forth in this Agreement are reasonable and necessary for the protection of the Company and that agreement to and fulfillment of same are a material condition of employment or, as applicable, continued employment,

    with the Company.

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    IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

THE EMPLOYEE
/s/ Scott Haralson
Name:	SCOTT HARALSON
Dated:	29 May 2024
THE HERTZ CORPORATION
By:	/s/ Wayne Gilbert West
Title:	CEO
Dated:	5/30/2024

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Scott Haralson

EXHIBIT B

Good Leaver Termination.

 If Executive’s employment with the Company is terminated by the Company or a Subsidiary without Cause (which, only as applicable to an obligation to repay a one-time cash sign-on bonus or relocation assistance, shall include by reason of Executive’s death or disability), or Executive terminates his employment for Good Reason, such termination shall be deemed a “Good Leaver Termination.”

1)Definitions.

1.“Executive” means Scott Haralson.

a.“Cause” means, as determined by the person or entity that supervises or manages Executive (A) willful and continued failure to perform substantially Executive’s material duties with the Company (other than any such failure resulting from Executive’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive by the person or entity that supervises or manages Executive, (B) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (C) one or more acts of fraud or material personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (D) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs Executive’s job performance, (E) material violation of any Company policy that results in harm to the Company or any of its subsidiaries, (F) conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude, (G) conviction of (or plea of guilty or nolo contendere) to a securities law violation that is materially injurious to the Company or its subsidiaries, or (H) a material breach of the representations made by Executive in Executive’s Offer Letter. If a circumstance constituting “Cause” is curable, Executive shall be provided written notice of the circumstance and 30 days from the date of such notice to cure it. Executive shall not be provided more than one opportunity to cure with respect to the same or similar circumstances. Any determination that Executive’s employment will be terminated for Cause shall be made by the person or entity that supervises of manages Executive following notice to Executive and an opportunity for Executive and his counsel to be heard by the person or entity that supervises or manages Executive. A termination of employment for “Cause” shall include a determination following Executive’s termination of employment for any reason that the circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause.

b.“Good Reason” means, without Executive’s prior written consent, (A) reduction by the Company of Executive’s base salary or Target Bonus in a

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Scott Haralson

manner that is not consistent with a broad-based, proportionate reduction applicable to all members of the senior management team (B) a material diminution in Executive’s title, duties or responsibilities, (C) a change in Executive’s reporting relationship such that he no longer reports to the Chief Executive Officer of the Company, or (D) a relocation of Executive’s principal place of employment to any location outside the Southeastern United States (to include Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, and Tennessee). Good Reason will exist only if (i) Executive delivers written notice to the Company of the existence of an action that could constitute Good Reason within 30 days of Executive’s knowledge of such action, (ii) the Company fails to cure such action within 30 days of such notice, and (iii) if the Company fails to cure such action, Executive terminates his employment within fifteen (15) days after the end of the Company’s cure period.

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Scott Haralson

EXHIBIT C

PERFORMANCE VESTING OF THE SIGN-ON PSU AWARD
Performance vests as follows when the 90-day weighted average closing price of the Company’s common stock exceeds the applicable price set forth below; provided, that PSUs that do not vest prior to the fifth anniversary of the Start Date shall be forfeited in their entirety.

Tranche	Regular Vesting – Company Stock Price Metric
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$10.00
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$12.50
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$15.00
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$17.50
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$20.00
Upon a Good Leaver Termination, any PSUs that have time vested (after giving effect to any accelerated vesting that applies on such Good Leaver Termination) but not performance vested remain outstanding and eligible to vest for 12 months following such Good Leaver Termination. PSUs that have not fully vested will be forfeited upon any other termination not expressly described in this paragraph.

Example: Executive receives an award of 500,000 PSUs.

Example 1: Assume the Company achieves the $10.00 Stock Price Metric on the first anniversary of the Start Date. In that case, 20% of the PSUs (100,000 shares) would have performance vested and 33.33% of the PSUs that have performance vested would also have time vested. Accordingly, 33,333 PSUs (i.e. 500,000 PSUs x 20% x 33.33%) would be fully vested as of such date. Subject to Executive’s continued employment with the Company, an additional 33,333 of the PSUs would time vest on each of the next two anniversaries of the Grant Date even if the Company’s stock price declines to less than $10.00.

Example 2: Assume the same facts as Example 1 and that the Company achieves the $12.50 Stock Price Metric on the second anniversary of the Grant Date. In that case, 40% of the PSUs (200,000 shares) would have performance vested and 66.66% of the PSUs that have performance vested would also have time vested. Accordingly, 133,333 PSUs (i.e. 500,000 PSUs x 40% x 66.66%) would be fully vested as of such date. Subject to Executive’s continued

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Scott Haralson

employment with the Company, an additional 66,667 of the PSUs would time vest on the next anniversary of the Grant Date even if the Company’s stock price declines to less than $12.50.

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Scott Haralson

EXHIBIT D
Form of Release
See attached.

/s/ SH
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